June 23, 1999


Dear Bion Environmental Technologies, Inc. Shareholder


You have recently received a stock certificate(s) representing shares of Bion Environmental Technologies, Inc. (the "Company") stock that were incorrectly issued to you in connection with a stock dividend declared by the Company. Instead of a dividend of one share for each ten shares outstanding as was declared by the Company (a 10% dividend), the certificate(s) that you received erroneously reflects a dividend of ten shares for each one share that is outstanding (a 1,000% dividend). Accordingly, we have placed a "stop" on the certificate(s) that you recently received and it has been canceled on the books of the Company.

Please return the invalid certificate(s) to us in the enclosed postage-paid envelope. Upon our receipt of the invalid certificate(s), we will send you a new certificate(s) for the correct amount of shares.

We apologize for any inconvenience that this situation may cause you. If you should have any questions, please do not hesitate to call.

Best regards,


/s/CORPORATE STOCK TRANSFER, INC.
CORPORATE STOCK TRANSFER, INC.